Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated August 11, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PZB5

Principal Amount (in Specified Currency): $200,000,000
Issue Price: 100%
Trade Date: August 11, 2006
Original Issue Date: August 16, 2006
Stated Maturity Date: August 15, 2008

Initial Interest Rate: The Federal Funds Rate with respect to August 16, 2006 plus 0.08%
Interest Payment Period: Quarterly
Interest Payment Dates: The 15th of each February, May, August and November commencing November 15, 2006

Net Proceeds to Issuer: $199,920,000
Agent's Discount or Commission: 0.04%
Agent: Greenwich Capital Markets, Inc.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.08%
Spread Multiplier: Not Applicable
Index Maturity: Not Applicable
Index Currency: Not Applicable
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: August 17, 2006
Interest Rate Reset Period: Daily
Interest Reset Dates: Each Business Day
Interest Determination Date: The same Business Day as the related
Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Interest

       Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated May 9, 2006 and an Appointment Agreement Confirmation dated August 11, 2006 (collectively, the "Agreement") between TMCC and Greenwich Capital Markets, Inc. ("Greenwich Capital"), Greenwich
Capital, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.96% of their principal amount.
Greenwich Capital may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
	Under the terms and conditions of the Agreement, Greenwich Capital is committed to take and pay for all of the Notes offered hereby if any are taken.